Exhibit 4.51

EXECUTION VERSION

THIS THIRD AMENDMENT TO THE MONITORING FEE AGREEMENT (as hereinafter defined) is dated as of April 23, 2013 (this “Amendment”) and is by and among Intelsat S.A. (f/k/a Intelsat Global Holdings S.A.), a Luxembourg société anonyme (“Intelsat S.A.”), BC Partners Limited (“BC Partners”) and Silver Lake Management Company III, L.L.C. (“Silver Lake”) (each of Silver Lake and BC Partners, a “Sponsor” and, collectively, the “Sponsors”). Unless expressly stated otherwise herein, all capitalized terms shall have the meanings set forth in the Monitoring Fee Agreement.

RECITALS

WHEREAS, the parties hereto are party to a Monitoring Fee Agreement, dated as of February 4, 2008, and amended as of April 10, 2008 and as of April 23, 2013 (as it may hereafter be further amended, supplemented or otherwise modified, the “Monitoring Fee Agreement”), pursuant to which the Sponsors agreed, subject to the terms and conditions set forth in the Monitoring Fee Agreement, to provide services in relation to the affairs of Intelsat (Luxembourg) S.A. (“Intelsat Luxembourg”) and its subsidiaries in consideration of the payment of the fees described in the Monitoring Fee Agreement; and

WHEREAS, on April 23, 2013, Intelsat Luxembourg transferred, conveyed, assigned and sold to Intelsat S.A. all of Intelsat Luxembourg’s obligations, liabilities, rights, title and interest in the Monitoring Fee Agreement, and Intelsat S.A. became a party to and agreed to be bound by the terms and conditions of the Monitoring Fee Agreement and assumed and purchased all obligations, liabilities, rights, title and interest of Intelsat Luxembourg with respect to the Monitoring Fee Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Monitoring Fee Agreement. Effective as of the date hereof, the parties hereby agree to terminate the Monitoring Fee Agreement pursuant to Section 3(a) of the Monitoring Fee Agreement and all obligations, liabilities, rights, title and interest of the parties thereunder.

2. Consideration. In consideration of the termination of the Monitoring Fee Agreement provided for in Section 1, Intelsat S.A. hereby agrees to pay to each of the Sponsors an aggregate cash fee equal to the amount set forth opposite such Sponsor’s name on Schedule I hereto.

3. Miscellaneous.

3.1 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

3.2 Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

3.3 Severability. In the event that any part or parts of this Amendment shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Amendment which shall remain in full force and effect. If legally permitted, the unenforceable provision will be replaced with an enforceable provision that as nearly as possible gives effect to the parties’ intent.

3.4 Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

3.5 Submission to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.6 Specific Performance. Intelsat S.A. and the Sponsors hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Amendment and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Amendment, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment on the date first written above.

INTELSAT S.A.

By:	/s/ David P. McGlade
Name:	David P. McGlade
Title:	Chief Executive Officer

BC PARTNERS LIMITED

By:	/s/ Mike Twinning
Name:	Mike Twinning
Title:	Director

SILVER LAKE MANAGEMENT COMPANY III, L.L.C.

By:	/s/ Karen M. King
Name:	Karen M. King
Title:	Managing Director and Chief Legal Officer

[Signature Page to Third Amendment to Monitoring Fee Agreement]